www.genpt.com

News Release

April 20, 2023

FOR IMMEDIATE RELEASE

Genuine Parts Company
Reports First Quarter 2023 Results And Raises Full Year Outlook

•Record Sales of $5.8 Billion, Up 8.9%
•Diluted EPS of $2.14, Up 24.4%, or Up 15.1% from Adjusted Diluted EPS in 2022

•Updates 2023 Outlook:
◦Reaffirms Revenue Growth of 4% to 6%
◦Increases Diluted EPS to $8.95 to $9.10, Up from $8.80 to $8.95
◦Increases Cash From Operations to $1.3 Billion to $1.4 Billion, Up from $1.2 Billion to $1.4 Billion

ATLANTA -- Genuine Parts Company (NYSE: GPC) announced today its results for the first quarter ended March 31, 2023.

"We are pleased with the continued strength and momentum in our business and excited to report results that exceeded our expectations for the quarter," said Paul Donahue, Chairman and Chief Executive Officer. "Our performance was a clear example of how our multi-year strategic transformation to a global Automotive and Industrial company is a competitive advantage that distinguishes GPC in the marketplace. We benefited from our business mix and the geographic diversity of our operations with continued strong performances in our international automotive businesses and in the industrial segment. We are extremely proud of the outstanding work by all our GPC teammates."

First Quarter 2023 Results

Sales were $5.8 billion, an 8.9% increase compared to $5.3 billion in the same period of the prior year. The growth in sales is attributable to an 8.7% increase in comparable sales and a 2.4% benefit from acquisitions, partially offset by a 2.2% net unfavorable impact of foreign currency and other.

Net income was $304 million, or a diluted EPS of $2.14. This compares to net income of $246 million, or $1.72 per diluted share in the prior year period.

Net income of $304 million compares to adjusted net income of $266 million for the same three-month period of the prior year, an increase of 14.4%. On a per share diluted basis, net income was $2.14, an increase of 15.1% compared to adjusted diluted earnings per share of $1.86 last year. Refer to the reconciliation of GAAP net income to adjusted net income and GAAP diluted earnings per share and adjusted diluted earnings per share for more information.

First Quarter 2023 Segment Highlights

Automotive Parts Group ("Automotive")

Global Automotive sales were $3.5 billion, up 7.0% from the same period in 2022, consisting of a 6.6% increase in comparable sales and a 3.5% benefit from acquisitions, net of a 3.1% unfavorable impact of foreign currency and other. Segment profit of $264 million was essentially unchanged from 2022, with segment profit margin of 7.5% down 60 basis points from last year.

Industrial Parts Group ("Industrial")

Industrial sales were $2.3 billion, up 11.9% from the same period in 2022, and reflecting a 12.1% increase in comparable sales and a 0.6% benefit from acquisitions, slightly offset by a 0.8% unfavorable impact of foreign currency. Segment profit of $262 million increased 39.1%, with profit margin of 11.6% up 230 basis points from the same period of the prior year.

“Global Automotive sales were driven by the strong performance of our businesses outside the U.S., which helped to partially offset a slow start to the year in our U.S. automotive business," said Will Stengel, President and Chief Operating Officer. "In the Industrial segment, however, our broad-based strength in sales drove our eighth consecutive quarter of double-digit sales comps. The Industrial team is also operating well, posting the eleventh consecutive quarter of margin expansion. Our first quarter performance is a clear reflection of our balanced portfolio and One GPC approach to executing our strategic initiatives and taking care of our customers."

Balance Sheet, Cash Flow and Capital Allocation

The company generated cash flow from operations of $198 million for the first three months of 2023. We used $45 million in cash for investing activities, including $88 million for capital expenditures and $40 million for M&A, net of $80 million in proceeds from the sale of investments. We also used $158 million in cash for financing activities, including $126 million for quarterly dividends paid to shareholders and $68 million for stock repurchases. Free cash flow was $109 million for the first three months of 2023. Refer to the reconciliation of GAAP net cash provided by operating activities to free cash flow for more information.

The company ended the quarter with $2.1 billion in total liquidity, consisting of $1.4 billion availability on the revolving credit facility and $651 million in cash and cash equivalents.

2023 Outlook

The company is updating full-year 2023 guidance previously provided in its earnings release on February 23, 2023 and at its Investor Day on March 23, 2023. The company considered its recent business trends and financial results, current growth plans, strategic initiatives, global economic outlook, geopolitical conflicts and the potential impact on results in updating its guidance, which is outlined in the table below.

For the Year Ending December 31, 2023
	Previous Outlook	Updated Outlook
Total sales growth	4% to 6%	4% to 6%
Automotive sales growth	4% to 6%	4% to 6%
Industrial sales growth	4% to 6%	4% to 6%
Diluted earnings per share	$8.80 to $8.95	$8.95 to $9.10
Adjusted diluted earnings per share	$8.80 to $8.95	$8.95 to $9.10
Effective tax rate	Approximately 25%	Approximately 25%
Net cash provided by operating activities	$1.2 billion to $1.4 billion	$1.3 billion to $1.4 billion
Free cash flow	$800 million to $1.0 billion	$900 million to $1.0 billion

"We are pleased with the solid start to 2023 and continue to expect another strong year of profitable growth. Our updated outlook for the full year reflects the confidence in our strategic plans and ability to execute through continued economic uncertainty. We believe GPC is well-positioned with the financial strength and flexibility to support our growth plans and provide for disciplined capital allocation and enhanced shareholder value," Mr. Donahue concluded.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”). These items include adjusted net income, adjusted diluted earnings per share and free cash flow. We believe that the presentation of adjusted net income, adjusted diluted earnings per share and free cash flow, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of our core operations. We considered these metrics useful to investors because they provide greater transparency into management’s view and assessment of our ongoing operating performance by removing items management believes are not representative of our operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with our core operations. We do not, nor do we suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. We have included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below. We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments. We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, foreign currency and other. We consider this metric useful to investors because it provides greater transparency into management’s view and assessment of the our core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

We will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on our website at http://genuineparts.investorroom.com. The call is also available by dialing 888-317-6003, conference ID 8846157. A replay will also be available on our website or at 877-344-7529, conference ID 8330727, two hours after the completion of the call.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive and industrial replacement parts. The company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the United Kingdom, Ireland, Germany, Poland, the Netherlands, Belgium, Spain and Portugal. The company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. In total, the company serves its global customers from an extensive network of more than 10,000 locations in 17 countries and has approximately 58,000 employees. Further information is available at www.genpt.com.

Contacts

Investor Contact:	Media Contact:
Sid Jones (678) 934-5628	Heather Ross (678) 934-5220
Senior Vice President - Investor Relations	Vice President - Strategic Communications

Forward-Looking Statements

Some statements in this release, as well as in other materials we file with the Securities and Exchange Commission (SEC), release to the public, or make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements include our view of business and economic trends for the remainder of the year, our expectations regarding our ability to capitalize on these business and economic trends and to execute our strategic priorities, and the updated full-year 2022 financial guidance provided above. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking.

We caution you that all forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation, financial institution disruptions and geopolitical conflicts such as the conflict between Russia and Ukraine; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; public health emergencies such as the COVID-19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with our debt covenants; our ability to successfully integrate acquired businesses into our operations and to realize the anticipated synergies and benefits; our ability to successfully implement our business initiatives in our two business segments; slowing demand for our products; the ability to maintain favorable supplier arrangements and relationships; changes in national and international legislation or government regulations or policies, including changes to import tariffs, environmental and social policy, infrastructure programs and privacy legislation, and their impact to us, our suppliers and customers; changes in tax policies; volatile exchange rates; our ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of our information systems, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K for 2022 and from time to time in our subsequent filings with the SEC.

Forward-looking statements speak only as of the date they are made, and we undertake no duty to update any forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
Net sales	$5,765,118	$5,294,635
Cost of goods sold	3,751,717	3,468,688
Gross profit	2,013,401	1,825,947
Operating expenses:
Selling, administrative and other expenses	1,511,244	1,403,979
Depreciation and amortization	87,215	87,369
Provision for doubtful accounts	5,639	4,494
Total operating expenses	1,604,098	1,495,842
Non-operating expense (income):
Interest expense, net	16,864	19,850
Other	(11,967)	(15,461)
Total non-operating expense (income)	4,897	4,389
Income before income taxes	404,406	325,716
Income taxes	100,449	79,878
Net income	$303,957	$245,838
Dividends declared per common share	$0.9500	$0.8950
Basic earnings per share	$2.16	$1.73
Diluted earnings per share	$2.14	$1.72

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2023	2022
Net sales:
Automotive	$3,505,827	$3,275,621
Industrial	2,259,291	2,019,014
Total net sales	$5,765,118	$5,294,635
Segment profit:
Automotive	$264,420	$264,573
Industrial	261,987	188,353
Total segment profit	526,407	452,926
Interest expense, net	(16,864)	(19,850)
Intangible asset amortization	(39,122)	(39,694)
Corporate expense	(66,015)	(41,751)
Other unallocated costs (1)	—	(25,915)
Income before income taxes	$404,406	$325,716

(1)     The following table presents a summary of the other unallocated costs:

	Three Months Ended March 31,
(in thousands)	2022	2022
Other unallocated costs:
Gain on insurance proceeds (2)	$—	$634
Transaction and other costs (3)	—	(26,549)
Total other unallocated costs	$—	$(25,915)
(2)    Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(3)    Adjustment primarily reflects costs associated with the January 3, 2022 acquisition of Kaman Distribution Group.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$651,183	$653,463
Trade accounts receivable, less allowance for doubtful accounts (2023 – $56,236; 2022 – $53,872)	2,420,848	2,188,868
Merchandise inventories, net	4,579,590	4,441,649
Prepaid expenses and other current assets	1,532,810	1,532,759
Total current assets	9,184,431	8,816,739
Goodwill	2,599,770	2,588,113
Other intangible assets, less accumulated amortization	1,790,120	1,812,510
Property, plant and equipment, less accumulated depreciation (2023 – $1,476,073; 2022 – $1,435,677)	1,373,541	1,326,014
Operating lease assets	1,121,007	1,104,678
Other assets	838,663	847,325
Total assets	$16,907,532	$16,495,379

Liabilities and equity
Current liabilities:
Trade accounts payable	$5,677,134	$5,456,550
Current portion of debt	290,326	252,029
Dividends payable	133,737	126,191
Other current liabilities	1,816,327	1,851,340
Total current liabilities	7,917,524	7,686,110
Long-term debt	3,094,319	3,076,794
Operating lease liabilities	844,174	836,019
Pension and other post–retirement benefit liabilities	198,552	197,879
Deferred tax liabilities	391,526	391,163
Other long-term liabilities	521,801	502,967
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2023 – 140,545,475 shares; 2022 – 140,941,649 shares	140,545	140,941
Additional paid-in capital	147,690	140,324
Accumulated other comprehensive loss	(1,006,801)	(1,032,542)
Retained earnings	4,644,770	4,541,640
Total parent equity	3,926,204	3,790,363
Noncontrolling interests in subsidiaries	13,432	14,084
Total equity	3,939,636	3,804,447
Total liabilities and equity	$16,907,532	$16,495,379

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2023	2022
Operating activities:
Net income	$303,957	$245,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,215	87,369
Share-based compensation	8,646	7,171
Excess tax benefits from share-based compensation	(584)	(714)
Changes in operating assets and liabilities	(201,727)	59,144
Net cash provided by operating activities	197,507	398,808
Investing activities:
Purchases of property, plant and equipment	(88,100)	(78,045)
Proceeds from sale of property, plant and equipment	1,971	5,895
Proceeds from sale of investments	80,482	—
Acquisitions and other investing activities	(39,589)	(1,348,795)
Net cash used in investing activities	(45,236)	(1,420,945)
Financing activities:
Proceeds from debt	693,400	2,890,000
Payments on debt	(652,138)	(1,784,585)
Shares issued from employee incentive plans	(1,265)	(1,063)
Dividends paid	(126,191)	(115,876)
Purchases of stock	(67,501)	(72,919)
Other financing activities	(4,118)	(1,593)
Net cash (used in) provided by financing activities	(157,813)	913,964
Effect of exchange rate changes on cash and cash equivalents	3,262	4,248
Net decrease in cash and cash equivalents	(2,280)	(103,925)
Cash and cash equivalents at beginning of period	653,463	714,701
Cash and cash equivalents at end of period	$651,183	$610,776

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2023	2022
GAAP net income	$303,957	$245,838

Adjustments:
Gain on insurance proceeds (1)	—	(634)
Transaction and other costs (2)	—	26,549
Total adjustments	—	25,915
Tax impact of adjustments	—	(6,103)
Adjusted net income	$303,957	$265,650

The table below represent amounts per common share assuming dilution:

	Three Months Ended March 31,
(in thousands, except per share data)	2023	2022
GAAP net income	$2.14	$1.72

Adjustments:
Gain on insurance proceeds (1)	—	(0.01)
Transaction and other costs (2)	—	0.19
Total adjustments	—	0.18
Tax impact of adjustments	—	(0.04)
Adjusted net income	$2.14	$1.86
Weighted average common shares outstanding – assuming dilution	141,725	142,842

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the condensed consolidated statements of income.

	Three Months Ended March 31,
(in thousands)	2023	2022
Line item:
Cost of goods sold	$—	$5,000
Selling, administrative and other expenses	—	21,549
Non-operating expense (income): Other	—	(634)
Total adjustments	$—	$25,915
(1)     Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs.
(2)    Adjustment primarily reflects costs associated with the January 3, 2022 acquisition of Kaman Distribution Group.

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended March 31, 2023
	Comparable Sales	Acquisitions	Foreign Currency	Other	GAAP Total Net Sales
Automotive	6.6%	3.5%	(3.2)%	0.1%	7.0%
Industrial	12.1%	0.6%	(0.8)%	—%	11.9%
Total Net Sales	8.7%	2.4%	(2.3)%	0.1%	8.9%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2023	2022
Net cash provided by operating activities	$197,507	$398,808
Purchases of property, plant and equipment	(88,100)	(78,045)
Free Cash Flow	$109,407	$320,763

For the Year Ending December 31, 2023
	Previous Outlook	Updated Outlook
Net cash provided by operating activities	$1.2 billion to $1.4 billion	$1.3 billion to $1.4 billion
Purchases of property, plant and equipment	$375 million to $400 million	$375 million to $400 million
Free Cash Flow	$800 million to $1.0 billion	$900 million to $1.0 billion